UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934
Date of Report (Date of earliest event reported): February 28, 2006
Robbins & Myers, Inc.
(Exact name of Registrant as specified in its charter)

Ohio	0-288	31-0424220

(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Identification No.)

1400 Kettering Tower, Dayton, OH		45423

(Address of principal executive offices)		(Zip code)
937-222-2610
(Registrant’s telephone number including area code)
Not applicable
(Former name and former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement
On February 28, 2006, Robbins & Myers, Inc. (“the Company,” “we,” or “us”) and two of its subsidiaries (Romaco International B.V. and Romaco Pharmatechnik GmbH) entered into an Asset and Share Purchase Agreement (the “Agreement”) with Coesia S.p.A. (“Coesia”), a privately-held industrial group based in Bologna, Italy. There is no material relationship between the Company and its affiliates and Coesia and its affiliates.
The Agreement provides for the sale by us of two of our Romaco business units – Hapa and Laetus – for approximately  € 26 million (approximately $31 million) to Coesia. It is anticipated that the sale will be completed on or about March 31, 2006. Required regulatory clearances have been obtained and completion of the transaction is not subject to any major contingencies.
Hapa designs, manufactures and sells printing systems used in the packaging of pharmaceutical products. Laetus designs, manufactures and sells packaging security systems, including bar code reading and vision inspection systems, for use in the pharmaceutical and cosmetic industries. Hapa and Laetus had combined sales of approximately  € 35 million (approximately $42.0 million) in Robbins & Myers fiscal year ended August 31, 2005. It is expected that all Hapa and Laetus personnel will continue with the buyer.

Item 9.01	Financial Statements and Exhibits
(c) Exhibits – See Index to Exhibits
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Robbins & Myers, Inc.

Date:	March 3, 2006	By:	/s/ Kevin J. Brown
Kevin J. Brown
Vice President, Finance and and Chief Financial Officer

INDEX TO EXHIBITS
(10) MATERIAL CONTRACTS.

Exhibit No.	Description
10.1	Asset and Share Purchase Agreement, dated February 28, 2006, among Robbins & Myers, Inc., Romaco International B.V., and Romaco Pharmatechnik GmbH and Coesia, S.p.A.